NEWS RELEASE
Media Contact:
Drew Prairie
AMD Communications
512-602-4425
drew.prairie@amd.com

Investor Contact:
Laura Graves
AMD Investor Relations
408-749-5467
laura.graves@amd.com

AMD Reports Third Quarter 2019 Financial Results
- Revenue grew 9 percent year-over-year and 18 percent quarter-over-quarter;
Gross margin expanded to 43 percent, up 3 percentage points year-over-year -

SANTA CLARA, Calif. - October 29, 2019 - AMD (NASDAQ:AMD) today announced revenue for the third quarter of 2019 of $1.80 billion, operating income of $186 million, net income of $120 million and diluted earnings per share of $0.11. On a non-GAAP(*) basis, operating income was $240 million, net income was $219 million and diluted earnings per share was $0.18.

GAAP Quarterly Financial Results

	Q3 2019	Q3 2018	Y/Y	Q2 2019	Q/Q
Revenue ($B)	$1.80	$1.65	Up 9%	$1.53	Up 18%
Gross margin	43%	40%	Up 3 pp	41%	Up 2 pp
Operating expense ($M)	$591	$511	Up $80	$562	Up $29
Operating income ($M)	$186	$150	Up $36	$59	Up $127
Net income ($M)	$120	$102	Up $18	$35	Up $85
Earnings per share	$0.11	$0.09	Up $0.02	$0.03	Up $0.08

Non-GAAP(*) Quarterly Financial Results

	Q3 2019	Q3 2018	Y/Y	Q2 2019	Q/Q
Revenue ($B)	$1.80	$1.65	Up 9%	$1.53	Up 18%
Gross margin	43%	40%	Up 3 pp	41%	Up 2 pp
Operating expense ($M)	$539	$476	Up $63	$512	Up $27
Operating income ($M)	$240	$186	Up $54	$111	Up $129
Net income ($M)	$219	$150	Up $69	$92	Up $127
Earnings per share	$0.18	$0.13	Up $0.05	$0.08	Up $0.10

“Our first full quarter of 7nm Ryzen, Radeon and EPYC processor sales drove our highest quarterly revenue since 2005, our highest quarterly gross margin since 2012 and a significant increase in net income year-over-year,” said Dr. Lisa Su, AMD president and CEO. “I am extremely pleased with our progress as we have the strongest product portfolio in our history, significant customer momentum and a leadership product roadmap for 2020 and beyond.”

Q3 2019 Results

•
Revenue was $1.80 billion, up 9 percent year-over-year and 18 percent quarter-over-quarter due to higher revenue in the Computing and Graphics segment, partially offset by lower revenue in the Enterprise, Embedded and Semi-Custom segment.

•	Gross margin was 43 percent, up 3 percentage points year-over-year and 2 percentage points quarter-over-quarter, primarily driven by increased RyzenTM and EPYCTM processor sales.

•
Operating income was $186 million compared to $150 million a year ago and $59 million in the prior quarter. Non-GAAP operating income was $240 million compared to $186 million a year ago and $111 million in the prior quarter. The year-over-year and sequential increases were primarily due to higher revenue in the Computing and Graphics segment.

•
Net income was $120 million compared to $102 million a year ago and $35 million in the prior quarter. Non-GAAP net income was $219 million compared to $150 million a year ago and $92 million in the prior quarter.

•
Diluted earnings per share was $0.11 compared to $0.09 a year ago and $0.03 in the prior quarter. Non-GAAP diluted earnings per share was $0.18 compared to $0.13 a year ago and $0.08 in the prior quarter.

•	Cash, cash equivalents and marketable securities were $1.2 billion at the end of the quarter.

Quarterly Financial Segment Summary

•	Computing and Graphics segment revenue was $1.28 billion, up 36 percent year-over-year and sequentially. Higher revenue was primarily driven by increased Ryzen client processor sales.

•
Client processor average selling price (ASP) increased year-over-year primarily driven by Ryzen desktop processor sales and increased quarter-over-quarter driven by both Ryzen desktop and mobile processor sales.

•	GPU ASP increased year-over-year driven by higher channel sales and decreased quarter-over-quarter due to a higher proportion of mobile sales.

•	Operating income was $179 million compared to $100 million a year ago and $22 million in the prior quarter. The year-over-year and quarter-over-quarter increase was primarily due to higher revenue.

•
Enterprise, Embedded and Semi-Custom segment revenue was $525 million, down 27 percent year-over-year and 11 percent sequentially. The year-over-year and quarter-over-quarter decreases were primarily due to lower semi-custom product revenue, partially offset by higher EPYC processor sales.

•
Operating income was $61 million, compared to $86 million a year ago and $89 million in the prior quarter. The year-over-year and quarter-over-quarter decreases were due to lower revenue and higher operating expenses.

•	All Other operating loss was $54 million compared to $36 million a year ago and $52 million in the prior quarter.

Q3 2019 PR Highlights

•
AMD launched the 2nd Gen AMD EPYC™ processors with record-setting performance across multiple enterprise, cloud and high performance computing workloads, alongside an expansive, global ecosystem of data center partners and customers.

•	Google announced deployment of 2nd Gen AMD EPYC processors in its internal infrastructure and that it will offer new general-purpose machines powered by the processors on Google Cloud Compute Engine.

•
Twitter announced that 2nd Gen AMD EPYC processor deployments across its data center infrastructure will lower total cost of ownership by 25 percent while reducing the environmental impact of its data centers.

•
Cray announced that UK Research and Innovation will leverage Cray’s Shasta supercomputer powered by 2nd Gen AMD EPYC processors for its new ARCHER2 system. Expected to be the UK’s most powerful supercomputer, it will power research across multiple disciplines, including oil and gas, sustainability and health. Cray also announced that the Air Force Weather Agency will use a Cray Shasta system with 2nd Gen AMD EPYC processors to provide comprehensive terrestrial and space weather information to the U.S. Air Force and Army.

•	Dell Technologies, HPE, Lenovo and others announced support for over a dozen new 2nd Gen AMD EPYC processor-powered platforms for enterprise, HPC and cloud customers.

•
IBM Cloud and Nokia detailed the performance advantages of 2nd Gen AMD EPYC processors for their cloud and 5G customers, including cloud security improvements, better memory bandwidth for big data and analytics workloads, core scaling and significantly better packet throughput.

•
Microsoft announced that its new 15-inch Microsoft Surface Laptop 3 will be powered by an AMD Ryzen™ mobile processor. The result of a multi-year co-engineering effort, the system combines the custom AMD Ryzen™ Microsoft Surface Edition processor with an optimized Windows operating system software stack to create an ultra-powerful, ultra-thin notebook with all-day battery life.

•	Leading PC companies expanded their AMD Ryzen processor-powered offerings with new commercial and consumer offerings, including:

•	HP and Lenovo announced they will offer new desktop business PCs featuring the recently launched AMD Ryzen™ PRO 3000 Series and AMD Ryzen™ PRO processors with Radeon™ Vega Graphics.

•	AMD also launched the AMD Athlon™ PRO processors with Radeon Vega Graphics. The new processors deliver powerful, energy-efficient performance and commercial-grade reliability.

•
HP unveiled its first AMD-powered gaming laptop, the Pavilion Gaming 15 Laptop, featuring the 2nd Gen AMD Ryzen™ 7 mobile processors. HP also announced the Pavilion Gaming Desktop, offering 2nd and 3rd Gen AMD Ryzen™ 7 desktop processors.

•	Lenovo announced that the new consumer-focused IdeaCentre A540 and IdeaPad S540 will offer high-end Ryzen CPU options.

•	AMD Radeon™ graphics products based on the groundbreaking new RDNA gaming architecture bring powerful performance and advanced features:

•
AMD announced the AMD Radeon™ RX 5500 Series graphics products, bringing the RDNA architecture to desktop PCs with the Radeon™ RX 5500 graphics card and to notebook PCs with the Radeon™ RX 5500M GPU. Systems will be available from top OEMs including Acer, HP, Lenovo and MSI beginning this November.

•	AIB partners including Sapphire, MSI, Asus, PowerColor, Gigabyte and XFX released new Radeon™ RX 5700 series graphics cards with incredible designs for multiple form factors.

•
Microsoft began the public preview for its Project xCloud cloud-based game streaming service, which is powered by the same custom-made SoC used in Xbox One S consoles to deliver a high-quality mobile game streaming experience to players around the world.

•
AMD was named one of Fast Company’s Best Places to Work for Innovators for 2019, highlighting its commitment to cultivating a workplace where employees can do their best work and push the boundaries of high-performance computing.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the fourth quarter of 2019, AMD expects revenue to be approximately $2.1 billion, plus or minus $50 million, an increase of approximately 48 percent year-over-year and approximately 17 percent sequentially. The year-over-year and sequential increases are expected to be driven by an increase in Ryzen, EPYC and Radeon product sales. AMD expects non-GAAP gross margin to be approximately 44 percent in the fourth quarter of 2019.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:30 p.m. PT (5:30 p.m. ET) today to discuss its third quarter 2019 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)	Three Months Ended
	September 28, 2019	June 29, 2019	September 29, 2018
GAAP gross margin	$777	$621	$661
GAAP gross margin %	43%	41%	40%
Stock-based compensation	2	2	1
Non-GAAP gross margin	$779	$623	$662
Non-GAAP gross margin %	43%	41%	40%

GAAP operating expenses	$591	$562	$511
Stock-based compensation	52	43	35
Loss contingency on legal matter	—	7	—
Non-GAAP operating expenses	$539	$512	$476

GAAP operating income	$186	$59	$150
Stock-based compensation	54	45	36
Loss contingency on legal matter	—	7	—
Non-GAAP operating income	$240	$111	$186

	Three Months Ended
	September 28, 2019		June 29, 2019		September 29, 2018
GAAP net income / earnings per share	$120	$0.11	$35	$0.03	$102	$0.09
Loss on debt redemption/conversion	40	0.03	—	—	6	—
Non-cash interest expense related to convertible debt	6	—	6	—	6	0.01
Stock-based compensation	54	0.04	45	0.04	36	0.03
Equity income in investee	(1)	—	—	—	—	—
Loss contingency on legal matter	—	—	7	0.01	—	—
Provision (benefit) for income taxes	—	—	(1)	—	—	—
Non-GAAP net income / earnings per share (1)	$219	$0.18	$92	$0.08	$150	$0.13

Shares used and net income adjustment in earnings per share calculation
Shares used in per share calculation (GAAP)	1,117		1,109		1,076
Interest expense add-back to GAAP net income	$—		$—		$—
Shares used in per share calculation (Non-GAAP)	1,212		1,210		1,177
Interest expense add-back to Non-GAAP net income	$4		$5		$5

(1) For the three months ended September 28, 2019, Non-GAAP diluted EPS calculation includes the 95 million shares related to the Company’s 2026 Convertible Notes and the associated $4 million interest expense add-back to net income under the "if converted" method.

For the three months ended June 29, 2019 and September 29, 2018, Non-GAAP diluted EPS calculation includes the
100.6 million shares related to the Company’s 2026 Convertible Notes and the associated $5 million interest expense add-back to net income under the "if converted" method.

About AMD
For 50 years, AMD has driven innovation in high-performance computing, graphics and visualization technologies - the building blocks for gaming, immersive platforms and the data center. Hundreds of millions of consumers, leading Fortune 500 businesses and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement

This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) such as AMD's expectations regarding its long-term product roadmap for 2020 and beyond; the features, functionality, performance, availability, timing and expected benefits of AMD products; and AMD’s expected fourth quarter of 2019 and fiscal 2019 financial outlook, including revenue, as well as the expected drivers of such revenue, and non-GAAP gross margin, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices; the ability of GLOBALFOUNDRIES Inc. to satisfy AMD’s manufacturing requirements; the ability of third party manufacturers to manufacture AMD's products on a timely basis in sufficient quantities and using competitive technologies; expected manufacturing yields for AMD’s products; AMD's ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; AMD's ability to generate sufficient revenue and operating cash flow or obtain external financing for research and development or other strategic investments; the loss of a significant customer; AMD's ability to generate revenue from its semi-custom SoC products; global economic uncertainty; political, legal and economic risks and natural disasters; potential security vulnerabilities; potential IT outages, data loss, data breaches and cyber-attacks; quarterly and seasonal sales patterns; AMD's ability to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD's indebtedness; the restrictions imposed by agreements governing AMD’s notes and the secured credit facility; the competitive markets in which AMD’s products are sold; the potential dilutive effect if the 2.125% Convertible Senior Notes due 2026 are converted; uncertainties involving the ordering and shipment of AMD’s products; the market conditions of the industries in which AMD products are sold; AMD’s reliance on third-party intellectual property to design and introduce new products in a timely manner; AMD's reliance on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components; AMD's reliance on Microsoft Corporation and other software vendors' support to design and develop software to run on AMD’s products; AMD’s reliance on third-party distributors and add-in-board partners; future impairments of goodwill and technology license purchases; AMD’s ability to attract and retain qualified personnel; AMD's ability to repurchase its outstanding debt in the event of a change of control; the cyclical nature of the semiconductor industry; the impact of acquisitions, divestitures, joint ventures and/or investments on AMD's business; the impact of modification or interruption of AMD’s internal business processes and information systems; the availability of essential equipment, materials or manufacturing processes; compatibility of AMD’s products with some or all industry-standard software and hardware; costs related to defective products; the efficiency of AMD's supply chain; AMD's ability to rely on third party supply-chain logistics functions; AMD’s stock price volatility; worldwide political conditions; unfavorable currency exchange rate fluctuations; AMD’s ability to effectively control the sales of its products on the gray market; AMD's ability to adequately protect its technology or other intellectual property; current and future claims and litigation; potential tax liabilities; and environmental laws, conflict minerals-related provisions and other laws or regulations. Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Quarterly Report on Form 10-Q for the quarter ended June 29, 2019.

*
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross margin, non-GAAP operating expense, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD has also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to the data tables at the end of this earnings press release.

AMD, the AMD Arrow logo, EPYC, Radeon, Ryzen, Athlon and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages)

	Three Months Ended			Nine Months Ended
	September 28, 2019	June 29, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net revenue	$1,801	$1,531	$1,653	$4,604	$5,056
Cost of sales	1,024	910	992	2,685	3,146
Gross margin	777	621	661	1,919	1,910
Gross margin %	43%	41%	40%	42%	38%
Research and development	406	373	363	1,152	1,063
Marketing, general and administrative	185	189	148	544	424
Licensing gain	—	—	—	(60)	—
Operating income	186	59	150	283	423
Interest expense	(24)	(25)	(30)	(76)	(92)
Other income (expense), net	(36)	3	(6)	(40)	(4)
Income before income taxes and equity loss	126	37	114	167	327
Provision (benefit) for income taxes	7	2	12	(4)	26
Equity income (loss) in investee	1	—	—	—	(2)
Net Income	$120	$35	$102	$171	$299
Earnings per share
Basic	$0.11	$0.03	$0.10	$0.16	$0.31
Diluted	$0.11	$0.03	$0.09	$0.15	$0.28
Shares used in per share calculation
Basic	1,097	1,084	987	1,075	976
Diluted	1,117	1,109	1,076	1,107	1,058

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	September 28, 2019 (1)	December 29, 2018 (2)
Assets
Current assets:
Cash and cash equivalents	$1,156	$1,078
Marketable securities	53	78
Accounts receivable, net	1,393	1,235
Inventories, net	1,040	845
Prepayment and receivables - related parties	17	34
Prepaid expenses and other current assets	253	270
Total current assets	3,912	3,540
Property and equipment, net	453	348
Operating lease right-of use assets	205	—
Goodwill	289	289
Investment: equity method	59	58
Other assets	335	321
Total Assets	$5,253	$4,556

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt, net	$—	$136
Accounts payable	763	834
Payables to related parties	215	207
Accrued liabilities	837	783
Other current liabilities	49	24
Total current liabilities	1,864	1,984
Long-term debt, net	872	1,114
Long-term operating lease liabilities	201	—
Other long-term liabilities	140	192

Stockholders' equity:
Capital stock:
Common stock, par value	11	10
Additional paid-in capital	9,490	8,750
Treasury stock, at cost	(53)	(50)
Accumulated deficit	(7,265)	(7,436)
Accumulated other comprehensive loss	(7)	(8)
Total Stockholders' equity	$2,176	$1,266
Total Liabilities and Stockholders' Equity	$5,253	$4,556

(1) During the first quarter of 2019, the Company adopted the new lease accounting standard, ASC 842, Leases, which resulted in an increase to assets and liabilities for leases primarily related to office buildings. The adoption of this standard had no impact to the Company's results of operations or statement of cash flows.

(2) During the second quarter of 2019, GLOBALFOUNDRIES Inc. (GF) ceased being a related party of the Company. All prior period GF related party balances have been reclassified to conform to the current period presentation.

ADVANCED MICRO DEVICES, INC.
SELECTED CASH FLOW INFORMATION
(Millions)

	Three Months Ended	Nine Months Ended
	September 28, 2019	September 28, 2019
Net cash provided by (used in)
Operating activities	$234	$51
Investing activities	$57	$(123)
Financing activities	$(98)	$150

SELECTED CORPORATE DATA
(Millions)

	Three Months Ended			Nine Months Ended
	September 28, 2019	June 29, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Segment and Category Information
Computing and Graphics (1)
Net revenue	$1,276	$940	$938	$3,047	$3,139
Operating income	$179	$22	$100	$217	$355
Enterprise, Embedded and Semi-Custom (2)
Net revenue	$525	$591	$715	$1,557	$1,917
Operating income	$61	$89	$86	$218	$169
All Other (3)
Net revenue	$—	$—	$—	$—	$—
Operating loss	$(54)	$(52)	$(36)	$(152)	$(101)
Total
Net revenue	$1,801	$1,531	$1,653	$4,604	$5,056
Operating income	$186	$59	$150	$283	$423

Other Data
Capital expenditures	$55	$58	$33	$175	$122
Adjusted EBITDA (4)	$300	$163	$227	$593	$651
Cash, cash equivalents and marketable securities	$1,209	$1,128	$1,056	$1,209	$1,056
Free cash flow (5)	$179	$(28)	$44	$(124)	$(208)
Total assets	$5,253	$5,102	$4,347	$5,253	$4,347
Total debt	$872	$1,031	$1,303	$872	$1,303

(1) The Computing and Graphics segment primarily includes desktop and notebook processors and chipsets, discrete and integrated graphics processing units (GPUs), data center and professional GPUs, and development services. The Company also licenses portions of its intellectual property portfolio.

(2) The Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom System-on-Chip
    (SoC) products, development services and technology for game consoles. The Company also licenses portions of its intellectual property portfolio.

(3) All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category is stock-based compensation expense.

(4) Reconciliation of GAAP Net Income to Adjusted EBITDA*

	Three Months Ended			Nine Months Ended
	September 28, 2019	June 29, 2019	September 29, 2018	September 28, 2019	September 29, 2018
GAAP net income	$120	$35	$102	$171	$299
Interest expense	24	25	30	76	92
Other (income) expense, net	36	(3)	6	40	4
Provision (benefit) for income taxes	7	2	12	(4)	26
Equity (income) loss in investee	(1)	—	—	—	2
Stock-based compensation	54	45	36	140	101
Depreciation and amortization	60	52	41	158	127
Loss contingency on legal matter	—	7	—	12	—
Adjusted EBITDA	$300	$163	$227	$593	$651

(5) Free Cash Flow Reconciliation**

	Three Months Ended			Nine Months Ended
	September 28, 2019	June 29, 2019	September 29, 2018	September 28, 2019	September 29, 2018
GAAP net cash provided by (used in) operating activities	$234	$30	$77	$51	$(86)
Purchases of property and equipment	(55)	(58)	(33)	(175)	(122)
Free cash flow	$179	$(28)	$44	$(124)	$(208)

*
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting GAAP net income for interest expense, other income (expense), net, provision (benefit) for income taxes, equity income (loss) on investee, stock-based compensation, and depreciation and amortization expense. In addition, the Company also included a loss contingency on legal matter in the three months ended June 29, 2019 and the nine months ended September 28, 2019. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of income or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities that can affect cash flows.

**
The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. All periods presented conform to the current period presentation.

The Company has provided reconciliations within the earnings press release of these Non-GAAP financial measures to the most directly comparable GAAP financial measures.